EX. 99.28(d)(17)(iii)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Causeway Capital Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Causeway Capital Management LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the JNL/Causeway International Value Select Fund of JNL Series Trust, as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Parties agreed to amend the sub-advisory fees, as set forth on Schedule B to the Agreement, to reflect fee reductions for the JNL/Causeway International Value Select Fund, effective April 30, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 30, 2018, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2018.

Jackson National Asset Management, LLC		Causeway Capital Management LLC

By:	/s/ Mark D. Nerud	By:	/s/ Gracie V. Fermelia
Name:	Mark D. Nerud	Name:	Gracie V. Fermelia
Title:	President and CEO	Title:	Chief Operating Officer

Schedule B
April 30, 2018
(Compensation)

JNL/Causeway International Value Select Fund
Average Daily Net Assets	Annual Rate

$0 to $2 billion	0.35%
Over $2 billion	0.30%

B-1